Supertel Hospitality, Inc. Announces Closing of Common Stock Offering

NORFOLK, NE - December 22, 2006 - Supertel Hospitality, Inc. (NASDAQ: SPPR) announced today that it has closed an underwritten public offering of 7,000,000 shares of common stock at a price to the public of $6.70 per share. The underwriters have a 30 day over-allotment option to purchase up to an additional 1,050,000 shares.

The proceeds of the offering, totaling approximately $43.8 million after underwriting discounts and estimated costs and expenses, will primarily be used to repay existing indebtedness and indebtedness anticipated to be incurred in connection with the company’s pending acquisition of hotels.

Robert W. Baird & Co., Incorporated was the lead managing underwriter for the offering, JMP Securities, Ferris, Baker Watts, Incorporated, and Anderson & Strudwick, Incorporated were co-managers. A copy of the final prospectus related to the offering can be obtained by contacting Robert W. Baird & Co., 777 E. Wisconsin Avenue, Milwaukee, WI 53202, Tel: (414) 765-3632.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Supertel Hospitality, Inc. owns 86 hotels in 19 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites.

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

(402) 371-2520

dheimes@supertelinc.com